EXHIBIT 99.01


                       Cellegy Submits NDA For Cellegesic
                       To Treat Chronic Anal Fissure Pain


South San Francisco, Calif. - June 30, 2004 - Cellegy Pharmaceuticals, Inc. (NASDAQ: CLGY) announced that it is submitting today a New Drug Application
(NDA) with the U.S. Food and Drug Administration (FDA) covering the use of Cellegesic(TM) (nitroglycerin ointment, 0.4%), for the treatment of pain associated with chronic anal fissures. In January 2004, the Company announced positive results of a third Phase 3 Clinical Trial showing a statistically significant reduction in anal fissure pain in comparison to a placebo control during the first three weeks of the trial, the primary efficacy endpoint of the study. The Company expects that the FDA will decide on the approvability of the NDA in approximately six to ten months.

K. Michael Forrest, Cellegy's CEO, said, "We are submitting the Cellegesic NDA within one year of initiating the Phase 3 trial and within five months from the announcement of successful trial results. The prompt filing and high quality of the NDA is the result of solid work from our internal team enhanced by valuable contributions from our outside expert consultants."

Three double blind, placebo-controlled, Phase 3 studies comprise the NDA submission. The third study was conducted according to a "Special Protocol Assessment" (SPA) procedure that was agreed upon by Cellegy and the FDA. An SPA is intended to provide assurance that if the pre-specified primary endpoint is achieved and no unexpected, untoward effects are seen, the FDA will approve the product for commercial sale.

David Karlin, M.D., Cellegy's Vice President of Clinical Research, said, "We believe the data from the third trial fully satisfy the pre-specified approval criteria in the SPA, and the combined data from the three Phase 3 studies provide comprehensive and convincing support for Cellegesic's approval. The three Phase 3 studies in this NDA collectively represent, by more than 3-fold, the largest single source of data from randomized controlled trials in the anal fissure literature. We believe that the statistical analysis of the combined results provides strong evidence of faster and greater relief from the pain of chronic anal fissure after the application of Cellegesic ointment. Of course, the FDA will conduct its own review of the data and statistical analyses."

About Anal Fissures
-------------------
An anal fissure is a painful tear in the lining of the anal canal and is associated with increased pressure in the anal canal and a decrease in blood supply. Chronic fissures often are treated with a surgical procedure that involves cutting the internal anal sphincter to decrease pressure in the anal canal. While effective, the procedure is painful, costly and may leave up to 35% of patients with fecal incontinence. Cellegesic may help to avoid the risk of surgery by gently relaxing the sphincter muscle. Fecal incontinence has not been reported in association with Cellegesic.

There are currently no FDA approved drug therapies for this debilitating condition, which according to Verispan audits, afflicts more than 700,000 Americans and results in more than one million physician visits annually. Recent audit data show about 85,000 annual uses of pharmacy-compounded nitroglycerin for the treatment of anal fissures.

Cellegy believes that if Cellegesic is approved, the extensive compounding of nitroglycerin by community pharmacies will decline as physicians begin to prescribe Cellegesic. Cellegesic will provide a stable formulation that is produced to FDA standards and will be consistent from batch to batch.

About the Cellegesic Phase 3 Clinical Trial
-------------------------------------------
Subjects who met the enrollment criteria for a chronic anal fissure were randomized to receive either the placebo ointment or nitroglycerin ointment. The daily records of 24-hour average pain intensity from 187 intent-to-treat subjects (89 Cellegesic-treated and 98 placebo-treated) were analyzed for statistical evidence of efficacy during the first 21 days of treatment as the primary efficacy endpoint. The primary endpoint was successfully achieved (p<0.05).

A secondary endpoint and several tertiary endpoints were also analyzed. The secondary endpoint was time to 50% pain reduction. On average, the time to 50% pain reduction produced by Cellegesic was sooner than the reduction produced by the placebo, although the difference was not statistically significant. Tertiary endpoints included reduction of average pain over the eight-week (56 days) treatment period, reduction of pain upon defecation through days 21 and 56, and healing. Average pain reduction and defecation pain reduction were both statistically significant over 56 days (p<0.05). However, the significance achieved in these tertiary endpoints did not remain statistically significant after applying adjustments to the p-values for the analysis of multiple endpoints. These results were numerically superior to placebo and demonstrate an important positive trend. As in earlier trials, there was no significant difference in fissure healing between Cellegesic and the placebo control.

Side effects seen in the trial were consistent with those observed in the previous two Phase 3 studies. As is typical of nitroglycerin-based products, the most common side effect was headache. Five subjects (5.6% of subjects receiving active drug) withdrew from the study due to headache, but only three (3.4%) of these were nitroglycerin induced. The SPA required that subjects discontinuing due to nitroglycerin related headache, defined as one that occurs within 30 minutes of application, should have their last daily pain intensity score, as recorded on the day the subject dropped out, carried forward each day through day 21. In the application of the SPA protocol regarding determination of which subjects dropped out due to nitroglycerin related headaches, a clinical judgment, based on each subject's entire records, was used to determine which of the five subjects discontinued due to nitroglycerin related headaches. Last daily pain intensity scores were carried forward for three of the five subjects. The other two subjects who withdrew from the trial due to headache had all of their available pain data prior to dropout included in the analysis. Among other things, the SPA required that post-discontinuation pain scores be obtained whenever possible from subjects who dropped out of the trial. Cellegy included such data in the statistical analysis.

Results of All Three Phase 3 Studies Combined
---------------------------------------------
The three large,  well-controlled  studies in 704  subjects  with a chronic anal fissure provide by far the largest database related to the effect of nitroglycerin on chronic anal fissure pain. Statistical analysis of the combined data from subjects who applied either Cellegesic (nitroglycerin ointment, 0.4%) or placebo approximately every 12 hours from the three Phase 3 studies showed that 24-hour average pain intensity was significantly reduced through the first 21 days and continued for the balance of the eight-week treatment period (56 days). Time to 50% improvement in 24-hour average pain intensity was also significantly shortened. Pain intensity during defecation was significantly reduced through 21 and 56 days.

Headache was the most common side effect in the Phase 3 studies; however, its incidence was similar to that described for nitroglycerin products used to treat angina. Relatively few subjects discontinued treatment due to headache. It is probable that few subjects discontinued due to headache because the relief of their anal fissure pain was more important to them than the nitroglycerin-related headaches of relatively short duration. Studies in the clinical literature indicate that nitroglycerin-related headaches may be satisfactorily managed with mild analgesics.

About Cellegy Pharmaceuticals
-----------------------------
Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, and the use of nitric oxide donors for the treatment of certain cancers. In addition to the anal fissure indication, the Company is developing Cellegesic for the treatment of hemorrhoids and dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States. There are currently no effective non-invasive drug treatments for either of these conditions. Other products being developed by Cellegy utilizing its nitric oxide donor expertise address a number of serious medical conditions including prostate cancer, Raynaud's Disease and Restless Legs Syndrome.

Cellegy is also developing two transdermal testosterone gel products. The Company has previously announced results of an interim analysis of a Phase 2 study using Tostrelle(TM) (testosterone gel) for the treatment of female sexual dysfunction showing a favorable response rate of 71% versus a placebo response of 13%. Fortigel(TM) (testosterone gel), replacement therapy for male hypogonadism, was the subject of a Not Approvable letter by the FDA in July 2003. Cellegy is currently in discussions with the FDA regarding the design of a Phase 3 clinical trial that it believes will be required for approval of the product.

Forward-Looking Statements
--------------------------
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, the timing and the outcome of the FDA's review of the Cellegesic Phase 3 clinical trial data in the NDA. There can be no assurance that the FDA will find the Cellegesic trial data, the statistical analysis methodology used by the Company, the statistical analysis methodology used by the Company with the inclusion of post-discontinuation pain scores, the treatment of data from patients who dropped out of the study due to headaches or other sections of the NDA acceptable. The FDA may not agree that the trial data satisfy the standards specified in the SPA and may not ultimately grant marketing approval for Cellegesic. In addition, there is no certainty as to the outcome and timing of discussions with the FDA regarding the design of an additional Fortigel Phase 3 clinical trial, or the outcome and timing of ongoing litigation relating to Fortigel between the Company and PDI, Inc. Readers are cautioned not to place undue reliance on forward-looking statements, and we undertake no obligation to update or revise statements made herein. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ending 2003 and other documents Cellegy has filed with the Securities and Exchange Commission.